May 28, 2024 James Sampel 5386 Quarry Rock Rd Lakeland, FL 33809 Re: Severance Benefits Dear James: SEVERANCE AGREEMENT You are rece1Vmg this letter (this "Letter Agreement") because Alico, Inc. (the "Company") has determined to provide you with certain separation benefits for which you may become eligible upon certain terminations of your employment with the Company (a "Termination"), subject to the terms and conditions set forth in this Letter Agreement. 1. Severance Benefits on Termination without Cause: Resignation for Good Reason Following a Change in Control. (a) If your Termination is (x) by the Company other than for Cause, death, or Disability or (y) on or following a Change in Control, by you for Good Reason (each capitalized term, as defined below on Exhibit A hereto), then, subject to your execution of a release substantially in the form attached to this Letter Agreement as Exhibit B hereto (the "Release") and the Release becoming effective and irrevocable in accordance with its terms by no later than the 55th day immediately following the date that you incur a "separation from service" within the meaning of Section 409A of the Code of 1986 and your continued compliance with the Restrictive Covenants (as defined below), the Company shall pay to you an amount equal to your annual base salary (the "Severance Amount"). The Severance Amount shall be paid to you in equal installments for the one year period following your date of termination in accordance with the Company's regular payroll practices, as in effect on the date of termination. In addition, during this one-year period, the Company will provide to you the same health care benefit coverage being made available to similarly situated active Company employees ( at no cost to you in excess of the employee premium cost applicable to similarly situated active Company employees) provided that you will be eligible to continue to receive coverage under the Company's group health plans (together with the Severance Amount, the "Severance Benefits"). For the avoidance of doubt, if you resign, retire, or otherwise voluntarily terminate your employment with the Company for any reason or if the Termination is by the Company for 1 US-DOCS\147368482.3 Exhibit 10.2